Exhibit 99.1

Solectron Appoints GE Executive Marc Onetto to
Executive Vice President of Worldwide Operations

For Immediate Release: June 19, 2003

MILPITAS, Calif. — Marc Onetto, a senior GE executive with an extensive background in manufacturing, supply-chain management, information technology and quality, will join Solectron Corporation (NYSE: SLR) Monday as executive vice president of worldwide operations, the company announced today. He will report to Mike Cannon, president and chief executive officer.

At Solectron, Onetto will be responsible for worldwide manufacturing, materials management, quality, new product introduction, information technology, logistics and repair operations.

“We are delighted to have Marc join Solectron’s senior leadership team,” Cannon said. “Marc is an outstanding leader and he brings an extensive – and very relevant – background to this key position at Solectron.”

Onetto joins Solectron after a 15-year career at GE. Most recently, as vice president of GE’s European operations, he was responsible for implementing shared services and other steps to improve efficiency across GE’s businesses in Europe. From 1992 through last year, he held several senior leadership positions involving global supply chain, global quality/six sigma, global process reengineering and chief information officer in GE’s Medical Systems business. Prior to GE, Onetto spent 12 years with Exxon Corporation in a number of assignments in supply operations, information systems and finance. He holds a B.A. in economics from the University of Lyon, France, an M.S. in engineering from Ecole Centrale de Lyon and a master’s degree in industrial administration from Carnegie Mellon University, Pittsburgh.

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His achievement in turning around a high-tech operation at GE was recognized in Jack Welch’s book. Onetto, 52, will be based at Solectron’s corporate headquarters in Milpitas, Calif.

“I am excited to join Solectron and the terrific leadership team Mike has put together. At GE, I learned the fundamentals of a customer-centric supply chain: globalization, quality and flexibility. Add a team of energized people and there is no limit to what can be achieved in operations,” Onetto said. “The road ahead is very simple – to combine a strong market position with world-class operations, and make Solectron the supplier of choice for EMS customers.”

About Solectron

Solectron (www.solectron.com) provides a full range of global manufacturing and supply-chain management services to the world’s premier high-tech electronics companies. Solectron’s offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, based in Milpitas, Calif., had sales of $12.3 billion in fiscal 2002.

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Analysts Contacts:
Perry Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@ca.slr.com
Tonya Chin, Solectron Corporation, (408) 956-6537 (U.S.), tonyachin@ca.slr.com

Media Contacts:
Birgit Johnston, Solectron Corporation, (408) 956-6995 (U.S.), birgitjohnston@ca.slr.com
Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com